Exhibit 12



                                           CALCULATION OF
                                RATIO OF EARNINGS TO FIXED CHARGES


                       Nine
                      Months                   Year  Ended
                     Sept. 30                  December 31
                     -------- --------------------------------------------
                       2000     1999     1998     1997     1996     1995
                       ----     ----     ----     ----     ----     ----
Income Before
  Income Taxes...... $ 7,007 	$ 9,663 	$ 8,859 	$ 6,744 	$ 8,418	  $ 8,969

Interest on
  Indebtedness......   7,451    8,920 	  8,723 	  8,801    8,312     8,048

Portion of rents
  representative of
  the interest
  factor............	    612      746      665      603      518       449
                     -------  -------  -------  -------  -------   -------
   Earnings as
     Adjusted.......	$15,070 	$19,329 	$18,247 	$16,148  $17,248  	$17,466
                     =======  ======   =======  =======  =======   =======


Interest on
  Indebtedness......	$ 7,451 	$ 8,920 	$ 8,723 	$ 8,801  $ 8,312   $ 8,048

Portion of rents
 representative of
 the interest
 factor.............	    612      746 	    665      603      518       449
                     -------  -------  -------  -------  -------   -------
Fixed Charges....... $ 8,063 	$ 9,666	 $ 9,388	 $ 9,404	 $ 8,830	  $ 8,497
                     =======  =======  =======  =======  =======   =======


Ratio of Earnings
  to Fixed Charges..    1.87 	   2.00 	   1.94     1.72 	   1.95  	   2.06
                        ====     ====     ====     ====     ====      ====